Exhibit 99.9

SECURITY AGREEMENT (Pledged Collateral)

In consideration of financial accommodations heretofore, now, or hereafter made to or for the benefit of Boston Life Sciences, Inc. (hereinafter called the “Pledgor”) by Boston Private Bank & Trust Company (the “Bank”) and to secure payment of any liability or obligation of the Pledgor to the Bank, direct or indirect, primary or secondary, now existing or hereafter arising under and with respect to a certain Continuing Letter of Credit and Security Agreement of even date (the “Reimbursement Agreement”) (said liabilities and obligations hereby secured being hereinafter called “Obligations”), the Pledgor hereby grants a security interest in, assigns, transfers and delivers to the Bank the collateral (but only to the extent of the amount of the Obligations) described on Exhibit A attached hereto and made a part hereof, together with any additions to or substitutions for said property and any and all proceeds of the same, all of which shall hereinafter be referred to as “Collateral”. The Bank, upon the occurrence of an Event of Default hereunder, may transfer Collateral into its name or that of its nominee and may receive the income and any distribution thereon and hold the same as Collateral for the Obligations, or apply the same to any defaulted Obligation. Bank recognizes and agrees that the Collateral pledged hereunder will be automatically reduced from time to time (and upon Pledgor’s request released to Pledgor provided no Obligations are then due and owing) to coincide with reductions in the face amount of the Credit (as defined in the Reimbursement Agreement), such that the Collateral pledged hereunder shall at all times equal the reducing stated amount of the Credit.

Pledgor may not, without the Bank’s prior written consent, withdraw any sums or other assets from the Collateral if the margin value of the remaining Collateral, as set forth on Exhibit A attached hereto and made a part hereof, would be less than the then stated amount of the Credit (as defined in the Reimbursement Agreement) or if any Obligations are then due and payable.

The occurrence of an Event of Default under the Reimbursement Agreement and the expiration of any applicable notice or cure periods shall constitute an “Event of Default” hereunder.

Upon an Event of Default hereunder, and at any time or times thereafter, without any demand, except as may be required by applicable law, the Bank may sell or otherwise dispose of any or all of the Collateral and may exercise any and all rights and remedies accorded to it by Article 9 of the Massachusetts Uniform Commercial Code, as amended from time to time, or otherwise accorded by law, all as the Bank or any authorized person acting for it may determine.

The Bank shall not have any duty as to collection or protection of any Collateral or any income or distribution thereon nor as to the preservation of any rights, including, without limitation,

rights against prior parties, beyond safekeeping of the Collateral in accordance with the Bank’s normal policies and procedures exercised in its good faith judgment.

The Bank in its discretion, following an Event of Default hereunder, may for itself apply any and all proceeds of the Collateral, however arising, and other amounts collected or received in the exercise of its rights hereunder to the Obligations, whether or not then due, and may exercise said rights, without regard to the existence of any other security for any Obligation.

Except as otherwise set forth herein, the Pledgor hereby waives notice of any and all advances, extensions or renewals, and of any default hereunder or as to any Obligation, as well as presentment, demand, notice, and protest as to any and all Obligations and also all Obligations of the Pledgor hereunder.

No delay or omission by the Bank in exercising or enforcing any of its rights, powers, privileges, remedies, immunities or discretions (all of which are hereinafter collectively referred to as the “Bank’s rights and remedies”) hereunder shall constitute a waiver thereof; and no waiver by the Bank of any default of the Pledgor hereunder shall operate as a waiver of any other default hereunder. No term or provision hereof shall be waived, altered or modified except with the prior written consent of the Bank, which consent makes explicit reference to this Agreement. Except as provided in the preceding sentence, no other agreement or transaction, of whatsoever nature, entered into between the Bank and the Pledgor at any time (whether before, during or after the effective date or term of this Agreement), shall be construed in any particular as a waiver, modification or limitation of any of the Bank’s rights and remedies under this Agreement (nor shall anything in this Agreement be construed as a waiver, modification or limitation of any of the Bank’s rights and remedies under any such other agreement or transaction), but all of the Bank’s rights and remedies not only under the provisions of this Agreement but also of any such other agreement or transaction shall be cumulative and not alternative or exclusive.

If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto and shall remain in full force and effect until the last to occur of (i) payment of all Obligations of the Pledgor owed to the Bank or (ii) termination or expiration of the Credit (as defined in the Reimbursement Agreement).

This Agreement is intended to take effect as a sealed instrument and has been executed or completed and is to be performed in the Commonwealth of Massachusetts, and it and all transactions hereunder or pursuant hereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties hereunder and in all other respects by the domestic laws of the Commonwealth of Massachusetts.

Witness our hands as of the 15th day of June, 2004.

WITNESS:	BOSTON LIFE SCIENCES, INC.

/S/ ILLEGIBLE	By:	/S/ MARC LANSER

President

		Address:	20 Newbury Street
Boston, MA 02115

ACCEPTED AND AGREED TO:

BOSTON PRIVATE BANK & TRUST COMPANY

By:	/S/ ILLEGIBLE

EXHIBIT A

COLLATERAL

A certain Investment Account No. 755A3071 at Bank (the “Account”), together with all investment property, securities, security entitlements, financial assets and related rights with respect to the Account and all proceeds of any of the foregoing.

ADVANCE RATES

INVESTMENT	MARGIN VALUE

Cash	100%

U.S. Treasury Obligations less than or equal to 5 years	95%

U.S. Treasury Obligations greater than 5 years	90%

Investment Grade Bonds	80%